Exhibit 4.3

Final

ALMONTY INDUSTRIES INC.

Amended and Restated Restricted Share Unit Plan

Amended and restated with effect from August 4, 2026

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1	Purpose

The purpose of the Amended and Restated Restricted Share Unit Plan is to enhance the Corporation’s ability to attract and retain talented employees, to promote an alignment of interests between such employees and the shareholders of the Corporation and to facilitate share ownership in the Corporation by its employees. The Corporation is establishing the Plan as of the Effective Date as a long term incentive.

2	Definitions

2.1	“Affiliate” means any affiliate of the Corporation, within the meaning of the Canada Business Corporations Act.

2.2	“Award Date” means the date an award of Units is made.

2.3	“Beneficiary” means an individual who, on the date of the Participant’s death, is the person who has been designated in accordance with Section 11 and the laws applying to the Plan, or where no such individual has been validly designated or where the individual does not survive the Participant, the Participant’s legal representative.

2.4	“Board” means the Board of Directors of the Corporation.

2.5	“Change in Control” means the occurrence at any time hereafter of any of the following events:

(a)	any change in the holding, direct or indirect, of voting shares of the Corporation as a result of which a person, corporation or other legal entity (hereinafter, “Person”), or group of Persons acting jointly or in concert, together with any associate or Affiliate of any such Person or Persons, who were not previously in a position to exercise control of the Corporation are in a position to exercise effective control of the Corporation and for the purposes of this Plan a Person, or a group of Persons acting jointly or in concert, together with any associate or Affiliate of any such Person or Persons, will be deemed to be in a position to exercise effective control of the Corporation if such Person or group of Persons acting jointly or in concert, together with any associate or Affiliate of any such Person or Persons, holds voting shares and/or other securities of the Corporation in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 50% of the votes attaching to all voting shares of the Corporation;

(b)	the members of the Board as of the Effective Date (or their respective successors whose elections or appointments were acceptable to the then remaining members of the Board) cease to constitute a majority of the Board or of the board of directors of any successor to the Corporation, except as a result of the death, disability or normal retirement from such board;

(c)	a transaction or series of transactions (other than any such transaction or series of transactions to which the Participant has consented in writing) in which, directly or indirectly, the Corporation sells or otherwise transfers to any Person, other than an Affiliate or Affiliates of the Corporation, assets having an aggregate fair

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market value of more than 50% of the aggregate fair market value of all of the assets of the Corporation at the time of such transaction or series of transactions;

where “Corporation” means the Corporation and its subsidiaries taken as a whole,

but excluding any amalgamation, merger, financing or other similar business combination or similar transaction which is initiated by the Corporation; or

(d)	the Board adopts a resolution to the effect that, for purposes of this Plan, a Change in Control has occurred.

2.6	“Code” means the United States Internal Revenue Code of 1986, as amended.

2.7	“Committee” means the Compensation and Corporate Governance Committee of the Board, or such other committee or persons designated by the Board for purposes of the Plan. In the event that the Board has not designated any committee or persons to be the Committee for purposes of the Plan, references in the Plan to the Committee shall be deemed to be references to the Board.

2.8	“Corporation” means Almonty Industries Inc. and any successor corporation whether by reorganization, amalgamation, merger or otherwise.

2.9	“Disability” or “Disabled” means long-term disability of a Participant determined in accordance with any applicable long-term disability plan maintained by his or her employer, as amended from time to time.

2.10	“Effective Date” means December 1, 2020.

2.11	“Eligible Directors” means the directors of the Corporation or any Affiliate who are, as such, eligible for participation in the Plan.

2.12	“Eligible Employees” means employees (including employees who are officers or directors) of the Corporation or any Affiliate, whether or not they have a written employment contract with the Corporation, determined by the Board, upon recommendation of the Committee, as employees eligible for participation in the Plan. “Eligible Employees” shall include Service Providers eligible for participation in the Plan as determined by the Board.

2.13	“Fair Market Value” means, with respect to any particular date, the volume weighted average trading price of the Shares on the stock exchange on which the Shares are listed for trading for the five trading days ending on the trading day immediately preceding the particular date, or if the Shares are not listed on any stock exchange, then on the over-the-counter market, calculated by dividing the total value of Shares traded by the total volume of Shares trading during such five day period.

2.14	“Instrument of Grant” means a personalized instrument of grant document which sets out the number of Restricted Share Units awarded, the terms of the award, settlement terms (being cash or Share issuance), and the Settlement Dates.

2.15	“Latest Settlement Date” has the meaning ascribed thereto in Section 6.1(e).

2.16	“Participant” means an Eligible Employee or Eligible Director who has been designated by the Committee for participation in the Plan and who has agreed to participate in the Plan on such terms as the Committee may specify.

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2.17	“Plan” means this Amended and Restated Restricted Share Unit Plan, as amended from time to time.

2.18	“Restricted Share Unit” or “Unit” means a unit credited by the Corporation to a Participant by way of a bookkeeping entry in the books and records of the Corporation, as determined by the Committee, the value of which at any particular date shall be the Fair Market Value at that date.

2.19	“Restricted Share Unit Account” or “Account” has the meaning ascribed thereto in Section 6.4.

2.20	“Rules” means such rules or resolutions as may be adopted by the Committee, from time to time, with respect to the implementation, administration and/or operation of the Plan.

2.21	“Service Provider” means any person or company engaged by the Corporation or an Affiliate to provide services for an initial, renewable or extended period of 12 months or more.

2.22	“Settlement Dates” has the meaning ascribed thereto in Section 6.1(d).

2.23	“Share” means a common share of the Corporation and such other share as is substituted therefor as a result of amendments to the articles of the Corporation, reorganization or otherwise, including any rights that form a part of the common share or substituted share but not including any other rights that are attached thereto and trade therewith or any other share that is added thereto.

2.24	“Termination Date” means, in respect of any Participant, the last day of active employment of such Participant with the Corporation or an Affiliate, such employment to be deemed to exclude any period of statutory, actual or reasonable notice of termination and any payment in lieu thereof. For greater certainty, the transfer of a Participant between the Corporation and/or any Affiliates shall not constitute a termination of employment for purposes of the Plan.

2.25	“U.S. Participant” means a Participant who is subject to U.S. income tax with respect to Units issued under the Plan.

3	Construction and Interpretation

3.1	Gender

In the Plan, references to the masculine gender include the feminine and references to the singular shall include the plural and vice versa, as the context shall require.

3.2	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Participants and the Corporation hereby attorn to the jurisdiction of the courts of the Province of Ontario with respect to any and all actions in relation to the Plan.

3.3	Severability

If any provision of the Plan is determined to be void or unenforceable in whole or in part, such void or unenforceable provision shall be severed from the remainder of the Plan and such determination shall not affect the validity or enforceability of any other provision hereof.

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3.4	Headings

Headings are for ease of reference only and shall not affect the interpretation or construction of the provisions hereof.

4	Shares Reserved for Issuance

4.1	The aggregate number of Shares that may be reserved for issuance under the Plan on the award of Units, together with any other security based compensation arrangements, at any particular time shall not exceed 10% of the issued and outstanding Shares.

4.2	If a Participant forfeits all right, title and interest with respect to any or all Restricted Share Units then outstanding, the applicable underlying Shares in respect of such forfeited Restricted Share Units shall be available for re-issuance under this Plan.

4.3	The aggregate number of Shares issued to insiders of the Corporation within any 12 month period, or issuable to insiders of the Corporation at any time, under the Plan or when combined with any other security based compensation arrangements of the Corporation, may not exceed 10% of the total number of issued and outstanding Shares at such time.

4.4	The terms “security based compensation arrangement”, “insider” have the meanings attributed thereto in the Toronto Stock Exchange Company Manual.

5	Eligibility and Participation

5.1	From time to time, the Committee may designate an Eligible Employee or an Eligible Director to become a Participant as of a specified date and may specify the terms of any award of Units made to that Participant from time to time.

5.2	Nothing herein contained shall be deemed to give any person the right to be retained as an employee or at any time to continue as an employee, nor shall the award to a Participant of Units at any time entitle such Participant to receive any further award under this Plan or under any other compensation or incentive plan of the Corporation. Neither the Plan nor any action taken thereunder shall interfere with the right of an employer to terminate the employment of a Participant at any time. Nothing herein contained shall guarantee any Participant or Beneficiary against fluctuations in the value of Shares and/or Units.

6	Restricted Share Unit Awards

6.1	Award of Units

The Committee may, from time to time in its sole discretion, award Units to an Eligible Employee or Eligible Director as a long term incentive and, upon such award, such Eligible Employee or Eligible Director shall become a Participant in the Plan. In respect of each award of Units, the Committee, in its sole discretion, shall designate:

(a)	the number of Units awarded,

(b)	the vesting conditions applicable to the award,

(c)	if the Units are to be settled in cash or Shares (or in part Shares and part cash),

(d)	the Settlement Dates, which shall generally be the vesting dates set out in an Instrument of Grant, subject to the terms of this Plan, and

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(e)	the Latest Settlement Date, which shall be a date in the calendar year in which the third anniversary date of an Award Date occurs, as determined and specified by the Committee, provided that the Latest Settlement Date specified shall be no later than November 30th of such calendar year, provided further, that the Committee may in its discretion extend the Latest Settlement Date to a date later than November 30th but no later than December 31st in such calendar year.

Notwithstanding any vesting conditions attached to an award of Units under Section 6.1(b), the Committee may, in its sole discretion, accelerate the vesting of any such Units from time to time. For greater certainty, no Units shall vest later than the Latest Settlement Date in respect of such Units.

6.2	Date of Crediting and Vesting of Units

Units shall be credited to the Account of a Participant as of the date specified by the Committee. Units awarded shall vest in the Participant at such time or times, in such number and subject to such conditions as the Committee may specify.

6.3	Dividend Equivalents

In the event a dividend becomes payable on Shares, on the payment date for such dividend, each Participant’s Account shall be credited with a number of Units (including fractional Units) equal to: (a) the amount of the dividend paid per Share multiplied by the number of Units credited to the Participant’s Account as of the record date for payment of the dividend, divided by (b) the Fair Market Value as of the date for payment of the dividend. Subject to Section 10.3, Units credited to a Participant’s Restricted Share Unit Account under this Section 6.3 shall vest at the same time as the related Units vest and shall be settled in the same form, cash or Shares, as the related Units.

6.4	Restricted Share Unit Accounts

An award of Units to a Participant under Section 6.1 shall be evidenced by an Instrument of Grant signed by the Corporation and the Participant, the terms of which are approved by the Committee. The Corporation, as determined by the Committee, shall maintain in its books and records a Restricted Share Unit Account for each Participant recording at all times the number of Units standing to the credit of the Participant. Upon payment or Share issuance in satisfaction of Units credited to a Participant in the manner described herein, such Units shall be cancelled.

6.5	Adjustments and Reorganizations

In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than dividends in respect of which Section 6.3 applies) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of Units outstanding under the Plan.

Should there be any change, other than a change specified above in this Section, in the number or kind of outstanding Shares or of any shares into which such Shares shall have been changed or for which they shall have been exchanged, then there shall be substituted for each Share of the Corporation referred to in the Plan or for each share into which such Share shall have been so changed or exchanged, the kind of shares into which each outstanding Share or each such share shall be so changed or exchanged and an equitable adjustment shall be made, which may be in the number of Units then recorded in the Participant’s Account or in the number of Shares or any shares into which such Shares shall have been changed or exchanged, such adjustment to be reasonably determined by the Committee and to be effective and binding for all purposes.

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In the event that, at the Settlement Date, there is no public market for the Shares or for shares substituted therefor as provided for in this Section 6, the obligations of the Corporation under the Plan shall be met by a payment in cash in such amount as is reasonably determined by the Committee to be fair and equitable in the circumstances. Notwithstanding the preceding, the Fair Market Value shall always be established in relation to the fair market value of a Share.

7	Death or Disability

In the event a Participant dies or becomes Disabled, the Units credited to the Participant under Section 6.1, together with any Units credited to the Participant under Section 6.3, will vest immediately if not otherwise vested under the Plan and the Participant or the Participant’s Beneficiary, as the case may be, will be entitled to receive the value of the Participant’s vested Units (in cash or Shares, as applicable), less applicable taxes and other amounts required to be withheld under Section 18. The applicable value of the vested Units (being cash and/or Shares) will be determined in accordance with Section 10 as of the Participant’s date of death or Disability, as applicable.

8	Change in Control

Subject to any agreement between a Participant and the Corporation or any Affiliate to the contrary, if there is a Change in Control and the employment of the Participant is terminated without cause within 12 months following the Change of Control, then the Units credited to the Participant under Section 6.1 and 6.4 will vest in full on the Termination Date. The Participant will be entitled to receive the value of all of the vested Units (in cash or Shares, as applicable), in accordance with Section 10, less applicable taxes and other amounts to be withheld under Section 18.

9	Termination of Employment

Subject to Section 8, in the event that the employment of a Participant is terminated for any reason other than death or Disability, the Participant will forfeit all rights, title and interest with respect to any unvested Units awarded to the Participant under the Plan and such Units will immediately expire and be cancelled on the Termination Date, unless otherwise determined by the Committee in its sole discretion. Any vested Units will continue to be governed by Section 10 and the other applicable provisions of the Plan.

10	Valuation and Payment

10.1	Vested Units will be settled in cash or Shares, as determined by the Committee under Section 6.1 and as otherwise contemplated by the terms of the Plan, provided that a Participant who has been awarded Units to be settled in Shares may request, prior to the Settlement Date, that such Units be settled in cash, and the Committee may in its absolute discretion agree to settle such Units in cash.

10.2	For vested Units that are to be settled in Shares, the number of Shares received by a Participant or a Participant’s Beneficiary on a Settlement Date shall be equal to the number of such Units vested on such Settlement Date reflected in the Account of such Participant, and in accordance with a Participant’s instructions, such Shares shall either be issued to the Participant’s personal investment account or a certificate representing the Shares shall be issued by the Corporation, in either case within ten business days of the Settlement Date.

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For Units settled in Shares, the Corporation shall not be required to issue Shares or issue and/or cause to be delivered certificates evidencing Shares to be delivered pursuant to the Plan unless and until such issuance and delivery is in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of any stock exchange upon which Shares are listed. The Corporation shall in no event be obligated to take any action to comply with any such laws, regulations, rules, orders or requirements.

10.3	If at any time there does not exist a sufficient number of Shares available for issuance under the Plan to allow the crediting to the Participant of the full amount of the Units issued under Section 6.3, then the Participant shall be credited with Units that are to be settled in Shares to the maximum extent possible, and shall be credited with Units to be settled in cash for the balance of the entitlement, provided that any such cash settled Units shall vest no later than December 31st of the third year following the date of the applicable dividend.

10.4	For vested Units that are to be settled in cash, the cash amount payable by the Corporation or an Affiliate to a Participant or a Participant’s Beneficiary in respect of the applicable vested Units reflected in the Account of such Participant will be determined by multiplying the number of such Units by the Fair Market Value on the date a determination is required, namely the earliest of:

(a)	the date of the Participant’s death or Disability,

(b)	the Termination Date,

(c)	the Settlement Dates set out in any Instrument of Grant, or

(d)	the Latest Settlement Date.

10.5	The value of a Participant’s Units as determined in accordance with Section 10.4 will be paid to the Participant (or in the case of a deceased Participant, to the Participant’s Beneficiary) by cash, bank draft, cheque or direct deposit to the Participant’s bank account, net of all applicable taxes and other amounts required to be withheld determined in the sole discretion of the Corporation, within 30 days of the date the Fair Market Value of the applicable Units was determined under Section 10.4. Upon such payment, the entitlement of the Participant to receive any and all amounts in respect of the Units shall be fully discharged and satisfied and such Units shall thereupon be cancelled. Notwithstanding any other provision of the Plan, for all U.S. Participants, the value of a

U.S. Participant’s Units must be paid to the U.S. Participant no later than the 15th day of the third month following the end of the year in which the Units vest.

11	Designation of Beneficiary

Subject to applicable law, a Participant may designate a Beneficiary to receive Shares issued or any amount payable under the Plan on the death of such Participant, and may change such designation from time to time. Such designation shall be in such form and executed and filed in such manner as the Committee may from time to time determine. If no Beneficiary is designated, the Participant’s legal representative will receive any Shares issued or amount payable under the Plan.

12	Currency

All references in the Plan currency refer to lawful Canadian currency. All payments made under the Plan shall be denominated in Canadian currency.

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13	Administration

13.1	The Plan shall be administered by the Committee. The Committee may, from time to time, make and amend such Rules and provisions for the implementation, administration and/or operation of the Plan as it may deem appropriate. The interpretation and construction by the Committee of any provision of the Plan, any Rules, restrictions related to the Plan and/or Rules and of Units awarded under the Plan, unless otherwise determined by the Board, shall be final and conclusive and shall apply to and be binding upon all persons having any interest thereunder. The Board or the Committee may, from time to time in its sole discretion, delegate its authority under the Plan to such other committee or persons designated by it and may, at any time revoke such delegation. The Corporation will be responsible for all costs relating to the administration of the Plan.

13.2	Unless otherwise determined by the Board, the Plan shall remain an unfunded obligation of the Corporation or an Affiliate, as the case may be. The Corporation’s and Affiliates’ obligations hereunder shall constitute general, unsecured obligations, payable solely out of their general revenues and no Participant or Beneficiary shall have any right to any specific assets of the Corporation or any Affiliate. Neither the Corporation, any Affiliate, nor the Committee shall be deemed to be a trustee of any Shares to be issued or amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Corporation or any Affiliate shall be deemed to be secured by any pledge of, or encumbrance on, any property of the Corporation or any Affiliate.

14	Assignment of Units

Units and any entitlement that may arise in respect thereof under this Plan are not assignable by a Participant or any Beneficiary or the estate of either of the foregoing.

15	Shares Fully Paid

Shares, if and when issued by the Corporation to settle vested Units issued under the Plan, shall be considered fully paid in consideration of past service that is no less in value than the fair equivalent of the money the Corporation would have received if the Shares had been issued for money.

16	Amendment and Termination of Plan

The Board may amend or terminate the Plan, or any Units granted under the Plan, at any time and in such manner and to such extent as it deems advisable. Any amendments shall be contingent on approval of the Corporation’s shareholders to the extent stated herein, required by applicable law or required by any stock exchange on which Shares are listed.

No such amendment or termination shall materially adversely affect the rights of a Participant in respect of Units awarded to such Participant prior to the date of such amendment or termination without such Participant’s consent. Notwithstanding the foregoing, the obtaining of the written consent of any Participant to an amendment which materially adversely affects the rights of such Participant with respect to a grant shall not be required if such amendment is required to comply with applicable laws, regulations, rules, orders of governmental or regulatory authorities or the requirements of any stock exchange on which Shares are listed.

No amendments may be made by the Board to the Plan to effect any of the following without shareholder approval: (i) an increase in the maximum number of Shares reserved for issuance under the Plan or a change from a fixed maximum number of Shares to a fixed percentage; (ii) an amendment to the amendment provisions of the Plan; (iii) any amendment to remove or to exceed the insider participation limit specified in Section 4.3; (iv) an amendment extending the term of any award beyond its Latest Settlement Date; or (v) any amendment to Section 14 (Assignment).

However, all other amendments, including amendments of a “housekeeping” nature such as correcting typographical or clerical errors or adding clarifying statements to ensure the intent and meaning of the Plan, or of a grant under the Plan, is properly expressed, and any determinations made or discretion exercised by the Board, in accordance with the terms of the Plan will not require shareholder approval.

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If any provision of the Plan or any agreement entered into pursuant to the Plan contravenes any applicable laws, regulations, rules, orders of governmental or regulatory authorities or the requirements of any stock exchange on which Shares are listed, then such provision shall be deemed to be immediately amended, at the time of such contravention, to the extent required to bring such provision into compliance therewith.

17	Limitation of Liability

No director, officer, employee or agent of the Corporation or any member of the Committee or its delegates shall be personally liable or in any way responsible for any act or omission taken in good faith with respect to the Plan or the Rules.

18	Source Deductions

The Board may adopt and apply rules that in its opinion will ensure that the Corporation and its Affiliates will be able to comply with applicable provisions of any federal, provincial, state or local law relating to the withholding of tax, including on the amount, if any, included in income of a Participant. The Corporation or any Affiliate may withhold from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the Corporation or any Affiliate will be able to comply with applicable provisions of any federal, provincial, state or local law relating to withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Participant. The Corporation or an Affiliate shall, in this connection, have the right in its discretion to satisfy any such liability by retaining or acquiring any Shares which would otherwise be issued to a Participant hereunder. The Corporation or any Affiliate shall also have the right to withhold the delivery of any Units and Shares to a Participant hereunder unless and until such Participant pays to the Corporation or an Affiliate a sum sufficient to indemnify the Corporation or such Affiliate for any liability to withhold tax in respect of the amounts included in the income of such Participant as a result of the settlement of Units under this Plan, to the extent that such tax is not otherwise being withheld from payments to such Participant by the Corporation or such Affiliate.

19	U.S. Participants; Code Section 409A.

Notwithstanding any other provision in the Plan, the provisions of this Section 19 will apply to all

U.S. Participants with respect to Units issued under the Plan:

19.1	If it is determined that (a) any amounts payable or Shares issued under this Plan are subject to Code Section 409A, (b) a U.S. Participant is a “specified employee” within the meaning of Code Section 409A and related guidance, based on an identification date of December 31, and (c) the U.S. Participant is eligible to receive payment or Shares of any Units solely because that U.S. Participant has “separated from service” within the meaning of Code Section 409A (and not by reason of payment at a specified time or on account of death), then no payment will be made or Shares issued prior to the date that is six months after the date of separation from service (or, if earlier, the date of death of the U.S. Participant).

19.2	Notwithstanding any other provision in this Plan, to the extent any amounts payable or Shares issued under this Plan (a) are determined to be subject to Section 409A, and (b) the time or form of payment of those amounts would not be in compliance with Code Section 409A, then, to the extent possible, payment of those amounts or issuance of Shares will be made at such time and in such a manner that payment will be in compliance with Code Section 409A. If the time or form of payment cannot be modified in such a way as to be in compliance with Code Section 409A, then the payment will be made or Shares issued as otherwise provided in this Plan, disregarding the provisions of this Section 19. If it is determined that amounts payable or Shares issued under this Plan are subject to Code Section 409A, all terms of this Plan which are undefined or ambiguous must be interpreted in a manner that complies with Code Section 409A if necessary to comply with Code Section 409A.

19.3	Units under the Plan payable to U.S. Participants are intended to be exempt from the rules of Code Section 409A and, subject to Section 19.2, will be construed accordingly. The Corporation and its Affiliates will not be liable to any Participant or Beneficiary for any adverse tax consequences imposed under Code Section 409A.

20	Effective Date and Term of the Plan

The Plan shall become effective upon its adoption by the Board of Directors and receipt of required regulatory and shareholder approval.